Exhibit 107

CALCULATION OF FILING FEE TABLES

Schedule 14A

(Form Type)

California Resources Corporation

(Exact Name of Registrant as Specified in its Charter)

Table 1: Transaction Valuation

	Proposed Maximum Aggregate Value of Transaction	Fee Rate	Amount of Filing Fee

Fees to be Paid	$1,162,158,899.91(1)(2)(3)	0.00014760	$171,534.65(4)

Fees Previously Paid	$0		$0

Total Transaction Valuation	$1,162,158,899.91

Total Fees Due for Filing			$171,534.65(4)

Total Fees Previously Paid			$0

Total Fee Offsets			$0

Net Fee Due			$171,534.65(4)

(1)	Title of each class of securities to which transaction applies:

Common stock, par value $0.01 per share of California Resources Corporation (“Common Stock”).

(2)	Aggregate number of securities to which transaction applies:

21,296,663 shares of Common Stock.

(3)

Per unit price or other underlying value of transaction computed pursuant to Rule 0-11 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (set forth the amount on which the filing fee is calculated and state how it was determined):

Solely for purposes of calculating the filing fee, the maximum aggregate value was determined based upon the sum of 21,296,663 shares of Common Stock to be issued in connection with the merger transaction multiplied by $54.57, which is the average of the high and low price per share of Common Stock reported on April 17, 2024.

(4)	In accordance with Section 14(g) of the Exchange Act, the filing fee was determined by multiplying the sum calculated in the preceding sentence by 0.00014760.